EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the inclusion in this Registration Statement of our report on our audit of Gaming Venture Corp., U.S.A. (n/k/a Kuhlman Company, Inc.) for the period ended December 31, 2004, dated March 8, 2004. We also consent to the reference to our Firm under the caption “Experts” in the prospectus filed as a part of the Registration Statement.
/s/ STARK WINTER SCHENKEIN & CO., LLP

Denver, Colorado
September 9, 2005